Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

VALUATION SERVICES AGREEMENT

This VALUATION SERVICES AGREEMENT (this “Agreement”) is made on May 12, 2023, by and between Chatham Financial Corp., a Pennsylvania corporation (“Chatham Financial”), and Invesco Advisers, Inc., a Delaware corporation (the “Adviser”), on behalf of itself and as agent on behalf of Invesco Commercial Real Estate Finance Trust, Inc., a Maryland corporation (“INCREF” and together with the Adviser, “Invesco”).

WHEREAS, Invesco Advisers, Inc. is a registered investment adviser with the SEC and the adviser to INCREF in accordance with the terms of an investment advisory agreement (the “Adviser” and together with INCREF, “Invesco”);

WHEREAS, INCREF intends to (i) conduct one or more private offerings of its common stock pursuant to confidential private placement memorandums (as amended and supplemented from time to time, the “Memorandums”), and (ii) register its common stock with the Securities Exchange Commission on Form 10-12g under the Exchange Act (as amended and supplemented from time to time, the “Registration Statement”), at prices based upon the net asset value (“NAV”) per share for each class of common stock being offered; and

WHEREAS, Invesco desires that Chatham Financial perform valuations of (a) the mortgage payables (“Property-Level Debt Valuations”) that encumber properties that INCREF owns or may in the future acquire (the “Debt Subject Properties”), (b) the entity-level debt of INCREF (the “Entity-Level Debt Valuations” and together with the Property-Level Debt Valuations, the “Debt Valuations”) and (c) mortgages, mortgage participations, mezzanine loans and other real estate-related debt receivables held by INCREF (the “Loan Valuations” and together with the Debt Valuations, the “Financing Valuations”), each in order to assist in the Adviser’s calculation of NAV.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1. SERVICES. Chatham Financial will perform services set forth below in accordance with INCREF’s valuation guidelines adopted by INCREF’s board of directors (the “Board”), as amended from time to time (the “Valuation Guidelines”):

(a) Perform Financing Valuations on a monthly basis as of the end of each calendar month. Financing Valuations will be delivered to Invesco promptly after such valuations become available. The professional staff members assigned to this engagement must be appropriately qualified to perform the work. The qualifications of professionals working on this engagement have been provided to Invesco prior to the date hereof and shall be provided prior to each subsequent renewal of the term of this Agreement or upon any proposed change in such professionals working on this engagement; provided, that Chatham Financial shall have received the approval of Invesco prior to making any change in the professionals working on this engagement, such approval to be in Invesco’s sole discretion; and provided, further, that Chatham Financial.

(b) Independently assemble and maintain Excel or other models to ensure that property- specific information provided by Invesco is accurately reflected in the Financing Valuations.

(c) Deliver the following items to Invesco within an agreed upon time frame:

i.	Draft and final Financing Valuation reports; and

ii.	Explanation of current value conclusions compared to previous values.

(d) Provide interim Financing Valuations outside the monthly valuation cycle if (i) Invesco notifies Chatham Financial of a property-specific material event and Chatham Financial, in its professional judgment, believes that the value for the Financing Valuation has changed materially, (ii) as reasonably requested by Invesco or in the judgment of Chatham, as a result of a capital market material event, or (iii) Chatham Financial determines it necessary to confirm any Financing Valuations previously communicated to Invesco. Chatham Financial shall perform and deliver the new Financing Valuations to Invesco within three business days of the occurrence of (i), (ii) or (iii), unless Chatham Financial and Invesco reasonably agree that additional time is necessary.

(e) With respect to the Debt Valuations and Loan Valuations, provide the Board with periodic valuation reports in connection with regularly scheduled Board meetings, or at such other times as may be reasonably requested by the Board.

(f) Monitor, together with the Adviser, overall market conditions and communicate conditions to Invesco that Chatham Financial believes could materially impact any of the Financing Valuations.

(g) Meet with the Board at least once per year, or more frequently as reasonably requested by the Board, to review the Valuation Guidelines and discuss the services provided by Chatham Financial pursuant to this Agreement.

(h) Review the Valuation Guidelines, in cooperation with the Adviser, at least annually and provide its feedback on the operations of the valuation procedure described therein to Invesco; provided, however, that each party acknowledges and understands that adoption of updates to the Valuation Guidelines is ultimately the responsibility of the Board.

(i) Prepare, in cooperation with the Adviser, an annual plan to determine when the Debt Valuations will occur.

2. PAYMENT FOR SERVICES. To receive compensation for the services rendered, Chatham Financial shall submit an invoice to Invesco and shall receive the amounts set forth in Exhibit A hereto in accordance with the terms and conditions set forth therein. Such amounts shall be paid quarterly, in arrears, within thirty (30) business days after receipt by Invesco of each invoice.

3. REPRESENTATIONS AND WARRANTIES.

(a) Representations and Warranties of Invesco. Invesco represents and warrants to Chatham Financial that:

i. It has been duly authorized by proper corporate action to enter into this Agreement and perform its obligations hereunder.

ii. The execution, delivery and performance of this Agreement will not materially violate any provision of applicable law or any agreement or instrument to which it is bound.

iii. It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any federal, state and local governmental or regulatory or supervisory authority, or any self-regulatory organization (each, a “Governmental Entity”) having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

iv. There are no actions, suits or proceedings pending or to the knowledge of Invesco, threatened against Invesco which could reasonably be expected to have a material adverse effect on the ability of Invesco to comply with the terms of this Agreement.

v. Invesco or its agents will supply Chatham Financial with the property-specific information regarding the Debt Subject Properties underlying the Property Debt Valuations and the properties underlying the Loan Valuations the “Loan Subject Properties”) reasonably necessary to enable Chatham Financial to perform its duties pursuant to this Agreement. This information may include, but not be limited to: applicable loan documents, property-level values and unlevered discount rates.

vi. Invesco or its agents will promptly notify Chatham Financial of any material event of which it is reasonably aware that could impact the real estate or debt value related to one or more of the Debt Subject Properties or Loan Subject Properties.

(b) Representations and Warranties of Chatham. Chatham Financial represents and warrants to Invesco that:

i. It has been duly authorized by proper corporate action to enter into this Agreement and perform its obligations hereunder.

ii. The execution, delivery and performance of this Agreement will not materially violate any provision of applicable law or any agreement or instrument to which it is bound.

iii. It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations that are or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

iv. There are no actions, suits or proceedings pending, or to the knowledge of Chatham, threatened against Chatham Financial which could reasonably be expected to have a material adverse effect on the ability of Chatham Financial to comply with the terms of this Agreement.

v. It will perform services in a professional manner.

vi. It will maintain professional liability and errors and omissions insurance coverage as set forth in Section 12 hereof.

(c) Representations and Warranties of the Adviser. The Adviser represents and warrants to Chatham Financial that it is duly authorized by INCREF to issue instructions to Chatham Financial in connection with the services provided by Chatham Financial hereunder. The Adviser further represents and warrants that Chatham Financial shall be entitled in good faith to rely conclusively upon and will incur no liability from operating pursuant to any request, instruction, certificate, representation or other document furnished to Chatham Financial by the Adviser, or action taken, by any employee or agent of the Adviser in connection with this Agreement and the services provided hereunder as though the same had been given or made by INCREF, unless and until such time as the Adviser or INCREF deliver written notice to Chatham Financial affirmatively revoking, terminating or modifying such authorization

4. EFFECTIVE DATE. This Agreement shall be effective as of the date first written above (the “Effective Date”).

5. CONFIDENTIALITY.

(a) Confidentiality Obligations. Neither party will disclose to any third party without the prior written consent of the other party any confidential information which is received from the other party for the purposes of providing or receiving services pursuant to this Agreement which (i) if disclosed in tangible form, is marked confidential, (ii) if disclosed in any other manner, is confirmed in writing as being confidential or (iii) if disclosed in tangible form or otherwise, is manifestly confidential; it being understood that the reports prepared by Chatham Financial for Invesco shall be considered confidential information. Each party agrees that any confidential information received from the other party shall only be used for the purposes of providing or receiving the services under this Agreement or any other contract between the parties. Invesco agrees that it shall comply with the confidentiality obligations set forth herein with respect to information received by it from Chatham Financial in connection with the delivery of services hereunder.

(b) Exceptions to Restrictions. The restrictions set forth in this Section 5 will not apply to any information which (i) is or becomes generally available to the public other than as a result of a breach of an obligation by the receiving party, (ii) is acquired from a third party who, to the recipient’s knowledge, owes no obligation of confidence with respect to the information or (iii) is or has been independently developed by the recipient.

(c) Permitted Disclosure. Notwithstanding paragraphs (a) and (b) of this Section 5, either party will be entitled to disclose confidential information of the other party to (i) the disclosing party’s insurers or legal advisors or (ii) a third party to the extent that such disclosure is required by any court of competent jurisdiction or a governmental or regulatory authority or where there is a legal right, duty or requirement to disclose; provided, however, that where reasonably practicable

(and without breaching any legal or regulatory requirement), prompt notice in writing shall first be given to the other party. Notwithstanding anything to the contrary within this Agreement, and subject to the requirements set forth in Exhibit C hereto, Chatham Financial shall be permitted to: (i) store INCREF loan and transaction documentation and other materials within a cloud platform administered by a nationally- recognized third-party cloud-service provider (the “Cloud Platform”); and (ii) utilize computing resources within the Cloud Platform to perform data analytics, highlighting and bookmarking with respect to such loan and transaction documentation and other information, in each case subject to the terms of a written agreement in effect between Chatham Financial and such cloud-service provider. Invesco hereby consents to such storage and processing within the Cloud Platform.

(d) Term of Confidentiality. The parties’ respective confidentiality obligations will terminate two years after the expiration or termination of this Agreement.

6. ACKNOWLEDGEMENT. Chatham Financial acknowledges that (i) the valuations included in the Debt Valuation reports provided pursuant hereto will be used or incorporated into INCREF’s Registration Statements and periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), (ii) Chatham Financial will be named and described in the Registration Statement and any amendments thereto filed with the SEC, as INCREF’s independent valuation advisor for property-level and entity-level debt and for mortgages, mortgage participations, mezzanine loans and other real estate-related debt receivables held by INCREF, (iii) Chatham Financial will be named as an expert in the Registration Statement and supplements to the prospectus included therein filed with the SEC, (iv) in connection with the foregoing subsections (i), (ii) and (iii), Chatham Financial will provide a consent in a form satisfactory to Chatham Financial and INCREF to be attached as an exhibit to the Registration Statement, (v) Chatham’s provision of the aforementioned consent is subject to INCREF’s providing Chatham Financial a commercially reasonable opportunity to review and consent to references to Chatham Financial in any regulatory filing which require Chatham Financial to be named as an expert, and (vi) to the extent required by applicable SEC rules or regulations, this Agreement may be filed with the SEC provided that Exhibit A hereto and all other fee amounts included herein shall be redacted or otherwise excluded from any such filing. Chatham Financial also acknowledges that it will be named as INCREF’s independent valuation advisor for property-level and entity-level debt and real estate-related debt receivables and its role in the calculation of NAV will be disclosed in the memorandum and other offering documents related to the private placement of common stock by INVESCO.

7.WORK PRODUCT.

(a) Ownership and Use. INCREF will retain ownership rights in all INCREF information and will have the right to use any materials supplied by Chatham Financial that contain information in accordance with the terms herein. Chatham Financial will own its working papers and preexisting materials and any general skills, know how, processes, form documents, or other intellectual property (including a non-client specific version of any deliverables) which may have been prepared, delivered, discovered, or created by Chatham Financial as a result of its services to INVESCO. Chatham Financial hereby grants INVESCO a nonexclusive, worldwide, perpetual, royalty-free and irrevocable license to use such materials included in the work product or deliverables for INVESCO’s own internal business use in connection with INVESCO’s ordinary asset management, bookkeeping, accounting, and financial reporting activities. Except as expressly provided within this Agreement, all confidential information remains the property of the disclosing party. During the term of this Agreement, INCREF hereby grants to Chatham Financial and its affiliates, a nonexclusive, worldwide, perpetual, royalty-free and irrevocable license for Chatham Financial and its affiliates to use the INCREF data (on an aggregated, anonymous basis) for the purpose of compiling and preparing periodic reports, research or analyses of various aspects of the market, so long as such INCREF data shall be used in a manner in which neither the identity of INCREF nor any specific data belonging to INCREF is discernible.

(b) Permitted Disclosures. Invesco agrees to treat the Chatham Financial work product with the utmost confidentiality and shall not disseminate, distribute, make available or otherwise publish the Chatham Financial work product to any third party except to (i) any third party service provider (such as INCREF’s attorneys, accountants or consultants) using the Chatham Financial work product in the course of providing services for the sole benefit of INCREF, (ii) as required by statute, government regulation, legal process or judicial decree, provided that Chatham Financial is informed of such disclosure (if permitted by law) so that Chatham Financial may attempt to object or limit such disclosure or (iii) as otherwise permitted under this Agreement.

(c) Reliance. Chatham Financial will rely on information provided by Invesco, will not verify the accuracy of such information, and Chatham Financial shall not be responsible for any inaccuracy in such information. Invesco acknowledges and agrees that Chatham Financial will be unable to accurately provide services hereunder if Invesco fails to provide property-specific information or notify Chatham Financial of any material event of which Invesco is reasonably aware that could impact the loan or debt value related to one or more of the Subject Properties.

(d) Intended Use. Invesco agrees and understands that the Debt Valuation reports will be subject to Chatham’s standard Assumptions and Limiting Conditions attached as Exhibit B hereto, which will be incorporated into the report. All users of the Financing Valuation reports are specifically cautioned to understand the Assumptions and Limiting Conditions as well as any extraordinary assumptions and hypothetical conditions which may be employed by Chatham Financial and incorporated into the report. Moreover, all users should consider the report as only one factor together with its independent investment considerations and underwriting criteria in its overall investment decision.

(e) Intended User. Chatham Financial is performing the Services for Invesco’s sole use and not for any other purpose. Client acknowledges that any third parties who obtain access to the monthly Financing Valuation reports are not authorized to use or rely upon it unless they are expressly permitted to rely thereon pursuant to this Agreement or a separate reliance or consent letter issued by Chatham Financial at its sole discretion.

8. TERM OF AGREEMENT. This Agreement shall continue in force for a period of three years from the Effective Date (“Initial Term”), with three successive one-year renewals. The renewal terms will automatically commence unless this Agreement is terminated by either party with ninety (90) calendar days’ notice prior to the end of the Initial Term or any renewal term.

Notwithstanding the foregoing, this Agreement may be terminated (i) by a party hereto immediately upon a material breach of this Agreement by the other party; provided, however, that the breaching party has the opportunity to cure such breach, if curable within a thirty (30) calendar day period, (ii) by INCREF immediately in the event that INCREF determines (a) not to proceed with or discontinues the private offering of its common stock pursuant to the Memorandums or (b) not to proceed with registration with the SEC or (iii) by INCREF with thirty (30) calendar days’ notice upon the approval of the Board, including a majority of its independent directors, or (iv) by Chatham Financial upon any the effectiveness of any SEC rulemaking or similar determination which requires Chatham Financial to register with the SEC or otherwise imposes material regulatory burdens on Chatham Financial with respect to the services provided hereunder. The parties’ obligations under Sections 2, 5, 6, 7, 8, 10, 11, 13, 17 and 18 of this Agreement shall survive termination of this Agreement. Except as set forth herein or as otherwise required by law, upon expiration or termination hereof, Chatham Financial shall have no further obligations under this Agreement including, without limitation, any obligation to update any monthly Financing Valuation reports or related information.

9. INDEPENDENT CONTRACTOR. The parties agree that Chatham Financial is being retained as an independent contractor to perform the Services and nothing in this Agreement shall be deemed to create any other relationship between Chatham Financial and Invesco. Chatham Financial shall be solely responsible for the actions and inactions of itself and of its affiliates, and their respective members, officers, directors, employees, advisors, legal counsel, contractors, and agents (“Chatham Financial Representatives”). Chatham Financial shall not, and is not authorized to, enter into contracts or agreements on behalf of Invesco or to otherwise create obligations of Invesco to third parties.

10. INDEMNIFICATION.

(a) Invesco agrees to defend, indemnify and hold harmless Chatham Financial and Chatham Financial Representatives (each, a “Chatham Party”, and collectively, the “Chatham Indemnified Parties”), from and against any losses, claims, damages, demands, and liabilities (“Damages”), joint or several, related to or arising in any manner out of (x) any third-party claim or action related to the use or performance of the services provided under this Agreement, or (y) Invesco’s (i) gross negligence, recklessness, fraud, or willful misconduct, (ii) material breach of the terms of this Agreement or (iii) violation of applicable law in connection with the performance of its duties under this Agreement . Notwithstanding the foregoing, Invesco shall not be liable in respect of any Damages that a court of competent jurisdiction shall have determined by final non- appealable judgment resulted solely from the (i) gross negligence, recklessness, fraud or willful misconduct of a Chatham Party, (ii) the material breach of the terms of this Agreement by Chatham Financial, or (iii) violation of applicable law by Chatham Financial in connection with the performance of its duties under this Agreement.

(b) Chatham Financial agrees to defend, indemnify and hold harmless Invesco, its employees, directors, officers and agents (each, an “Invesco Party”, and collectively, the “Invesco Parties”), from and against any Damages, joint or several, related to or arising in any manner out of Chatham’s (i) gross negligence, recklessness, fraud, or willful misconduct, (ii) material breach of the terms of this Agreement or (iii) violation of applicable law in connection with the performance of its duties under this Agreement. Notwithstanding the foregoing, Chatham Financial shall not be liable in respect of any Damages that a court of competent jurisdiction shall have determined by final non-appealable judgment resulted solely from the (i) gross negligence, recklessness, fraud or willful misconduct of any Invesco Party, (ii) the material breach of the terms of this Agreement by Invesco, or (iii) violation of applicable law by Invesco in connection with the performance of its duties under this Agreement.

(c) The indemnifying party agrees not to enter into any waiver, release or settlement of any threatened or pending investigative, administrative, judicial or regulatory claim, action, proceeding or investigation arising in any manner out of any indemnification obligations hereunder (collectively “Proceedings”) which would be binding on an indemnified party (whether or not such indemnified party is a formal party to such Proceeding) without prior written consent of the indemnified party (which consent not to be unreasonably withheld), unless such waiver, release or settlement includes an unconditional release of the applicable indemnified party from all liability arising out of such Proceeding.

(d) This Section 10 shall remain operative and in full force and effect regardless of any withdrawal, termination, or failure to initiate or consummate any transaction contemplated by this Agreement.

11. LIMITATION OF LIABILITY. ANYTHING IN THE AGREEMENT TO THE CONTRARY NOTWITHSTANDING, UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES OF ANY KIND WHATSOEVER. IN NO EVENT WHATSOEVER SHALL CHATHAM FINANCIAL’S (OR ANY OF ITS AFFILIATES OR RESPECTIVE OFFICERS OR EMPLOYEES) TOTAL LIABILITY TO INVESCO, OR ANY OTHER PARTY ENTITLED TO MAKE A CLAIM, FOR DIRECT DAMAGES WITH RESPECT TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREIN, OR ANY OTHER DAMAGES WHATSOEVER, EXCEED IN THE TOTAL SUM OF FEES (EXCLUSIVE OF REIMBURSED EXPENSES) RECEIVED BY CHATHAM FINANCIAL UNDER THIS AGREEMENT OVER THE TWELVE MONTHS PRECEEDING THE CLAIM; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION ON LIABILITY SHALL NOT APPLY TO ANY DAMAGES, LOSSES OR LIABILITY RESULTING FROM OR BASED UPON CHATHAM FINANCIAL’S FRAUD OR GROSS NEGLIGENCE, AS DETERMINED BY A FINAL JUDGMENT, VERDICT OR ORDER BY A COURT OF COMPETENT JURISDICTION.

12. INSURANCE. Chatham Financial agrees to obtain and maintain and keep in full force and effect, at Chatham Financials’ expense, the forms of insurance with the minimum limits of insurance stated in this Section 12. Each insurance policy will be maintained with an insurer having a rating of at least an “A-” in the most currently available Best’s Insurance Reports. Chatham Financial will provide for at least thirty (30) days’ prior written notice to Invesco in the event of any cancellation or material reduction in limits. Upon request from Invesco not to be exercised more than once annually, Chatham Financial will furnish Invesco with certificates of insurance in satisfactory form, evidencing its compliance with these provisions. Chatham Financial will maintain at least the following:

(a)	Statutory workers’ compensation covering all state and local requirements;

(b)	Employer’s liability with a limit of $1,000,000 for one or more claims arising from each accident;

(c)	Commercial general liability, written on an occurrence basis, with a minimum per occurrence combined single limit of $1,000,000 and a minimum aggregate combined single limit of $2,000,000;

(d)	Umbrella / Excess Liability Insurance with limits of no less than $10,000,000 per occurrence and in the aggregate;

(e)

Errors and Omissions insurance with limits of no less than $10,000,000 per occurrence and $10,000,000 in the aggregate which includes coverage for third party claims arising out of the negligent act, error or omission of Chatham; and

(f)	Fidelity bond (AKA crime insurance) at $5,000,000 per occurrence and aggregate, including third party liability or Invesco coverage.

13. PUBLICATION. Chatham Financial agrees that Invesco may disclose Chatham’s name and capacity as an independent valuation advisor without restriction, other than those restrictions set forth in Section 6 of this Agreement.

14. COLLECTION. If it becomes necessary to place collection of the fees and expenses due Chatham Financial in the hands of a collection agent and/or an attorney (whether or not a legal action is filed) Invesco agrees to pay all fees and expenses including reasonable attorney’s fees incurred by Chatham Financial in connection with the collection or attempted collection thereof.

15. USE OF NAME. Unless informed to the contrary by Invesco in writing, Chatham Financial may use the names of INCREF and the Adviser in promotional materials, provided no reference is made to the services performed or properties involved.

16. THIRD PARTY BENEFICIARIES. Invesco acknowledges that Chatham, in connection with its engagement hereunder, is acting as an independent contractor with duties owing solely to Invesco and that nothing in this Agreement is intended to confer upon any other person (other than the persons indemnified in Section 10 hereof) any rights, benefits or remedies hereunder or by reason hereof.

17. NOTICES. All notices, requests, instructions, or documents required hereunder shall be in writing and delivered personally or via a recognized overnight delivery service mailed to the following:

To Invesco:	To Chatham:
INCREF Commercial Real Estate	Chatham Financial Corp.
Finance Trust, Inc.	235 Whitehorse Lane
2001 Ross Avenue, Suite 3400	Kennett Square, PA 19348
Dallas, TX 75201	Attn: General Counsel
Attn: IRE Valuations

18. AMENDMENT; ASSIGNMENT; OTHER MATTERS.

(a) Governing Law; Exclusive Jurisdiction; Jury Trial. This Agreement and any dispute relating to the Services will be governed by and construed, interpreted, and enforced in accordance with the laws of the State of New York without giving effect to any provisions relating to conflict of laws that require the laws of another jurisdiction to apply. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b) Entire Agreement. This Agreement (including exhibits hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior oral and written agreements, if any, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of Invesco, Chatham, the other Indemnified Parties and their respective successors and assigns.

(c) Counterparts. This Agreement may be executed in two or more counterparts and may be delivered by e-mail or facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

(d) No Joint Venture. The parties are independent contractors and nothing in this Agreement shall be construed to create a partnership, joint venture, agency relationship or other joint enterprise between them.

(e) Amendment. No change, modification or alteration of this Agreement shall be effective unless in writing and signed by both parties.

(f) Assignment. Neither party may assign its rights and/or obligations hereunder without the prior written consent of the other party.

(g) Severability. The provisions of this Agreement are independent and severable from each other. If any term, clause or provision of this Agreement is deemed invalid or unenforceable for any reason, the remainder of this Agreement shall remain valid and enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed this Valuation Services Agreement as of the date set forth above.

Chatham Financial Corp.		INVESCO ADVISERS, INC.

/s/ Joseph Nowicki		/s/ Beth Zayicek
By:	Joseph Nowicki	By:	Beth Zayicek
Its:	Managing Director	Its:	Vice President
Date:	12 May 2023	Date:	5/8/2023

INCREF COMMERCIAL REAL ESTATE
FINANCE TRUST, INC.

/s/ Beth Zayicek
		By:	Beth Zayicek
		Its:	Chief Operating Officer
		Date:	5/8/2023

Signature Page to Valuation Services Agreement

EXHIBIT A

FEES

[*****]

EXHIBIT B

ASSUMPTIONS AND LIMITING CONDITIONS

The monthly report has been based on, and is subject to, the following general assumptions and limiting conditions:

•	The conclusions and recommendations reported are only applicable to the purpose, function, and terms stated in this report, and shall not be used for any other purpose.

•	Chatham Financial has assumed that the reader(s) of this report is well-versed in real estate and is a sophisticated and knowledgeable business person(s).

•

No responsibility is assumed for the legal description provided or for matters pertaining to legal or title considerations. Titles to the properties are assumed to be good and marketable unless otherwise stated. It is assumed that the use of the land and improvements are confined within the boundaries or property lines of the properties described, and that there are no encroachments or trespassing unless noted in the report. The report will not constitute a survey of the property analyzed.

•	Responsible ownership and competent property management are assumed.

•

All statements of fact in the report which are used as the basis of the Chatham’s analyses, opinions, and conclusions are taken to be true and correct to Chatham’s actual knowledge and belief. Chatham Financial does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information or the condition of the property furnished to Chatham Financial by INCREF or others. The conclusions and any permitted reliance on and use of the report shall be subject to the assumptions, limitations, and qualifying statements contained herein.

•

Chatham Financial shall have no responsibility for legal matters, including zoning, or questions of survey or title, soil or subsoil conditions, engineering, or other similar technical matters. All engineering studies, if provided, are assumed to be correct. The plot plans and illustrative material in this report are included only to help the reader visualize the property.

•

It is assumed that there are no hidden or unapparent conditions of the properties, subsoil, or structures that render it more or less valuable. No responsibility is assumed for detecting such conditions or for obtaining the engineering or environmental studies that may be required to discover them.

•

It is assumed that the properties are in full compliance with all applicable federal, state, and local environmental regulations and laws, unless the appraiser has been informed of such lack of compliance and it is stated, described, and considered in the report. It is assumed that all required licenses, certificates of occupancy, consents, and other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the conclusions contained in this report is based.

•

It is assumed that the properties conform to all applicable zoning and use regulations and restrictions unless nonconformity has been disclosed to Chatham, identified, described, and considered in the report.

•

Chatham Financial shall not be required to give testimony as a witness or to appear in any capacity in any legal or administrative hearing or procedure, or to have any continued service responsibility unless compensated in advance by the engager of this report according to their fee schedule then in effect.

•

Unless otherwise stated in this report, Chatham Financial will not be considering the possible existence of asbestos, urea-formaldehyde foam insulation, PCB transformer, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (collectively “Hazardous Materials”) on or affecting the property, or the cost or encapsulation or removal thereof. Chatham Financial is not qualified to detect Hazardous Materials and, unless otherwise stated, Chatham Financial has not been informed of any major or significant deferred maintenance of the property that would require the expertise of a professional cost estimator or contractor. If such repairs are needed, the estimates are prepared by others. The conclusions are predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for such conditions or for any expertise or engineering knowledge required to discover them. INCREF is urged to retain an expert in this field if such expertise is desired.

•

In the event INCREF intends to use the report in connection with a tax matter, INCREF acknowledges that Chatham Financial provides no warranty, representation, or prediction as to the outcome of such tax matter. Chatham Financial has no responsibility or liability to INCREF or any other party for any such taxes, interests, penalties, or fees that may be incurred.

•

Chatham’s personnel are not engineers, professional building contractors, or environmental consultants. Such additional expertise is not covered in the report and INCREF agrees that, if such additional expertise is required, it shall be provided by others at the direction and discretion of INCREF. No warranties are made by references to physical property characteristics in terms of quality, condition, cost, suitability, soil conditions, flood risk, obsolescence, etc., and no liability is assumed for any engineering-related issues.

•

Possession of this report or a copy thereof does not imply right of publication, nor use for any purpose by anyone other than the person to whom it is addressed, without the written consent of Chatham.

•	The liability of Chatham, and its affiliates, employees, officers, directors, and agents, is limited to INCREF. This report was prepared specifically for our INCREF, to whom this report is addressed.

•

INCREF acknowledges that Chatham Financial is a corporation and agrees that any claim made by INCREF arising out of any act or omission of any director, officer, agent, or employee of Chatham, in the execution or performance of its contractual or professional responsibilities shall be made solely against Chatham Financial and not against any such director, officer, agent, or employee.

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The Americans with Disabilities Act (ADA) became effective January 26, 1992. Chatham Financial shall not made a specific compliance survey and analysis of the properties to determine whether or not they are in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the properties, together with a detailed analysis of the requirements for the ADA, could reveal that the properties are not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect upon the value of the property. Since Chatham Financial shall have no direct evidence relating to this issue, Chatham Financial shall not consider possible non- compliance with the requirements of the ADA in estimating the value of the properties.